Exhibit 99.2

NEXSTAR BROADCASTING GROUP, INC.

News Announcement                                                                                      For Immediate Release

NEXSTAR BROADCASTING ENTERS INTO A DEFINITIVE AGREEMENT TO ACQUIRE THREE CALIFORNIA STATIONS FOR $35.4 MILLION AND NEXSTAR BROADCASTING AND MISSION ENTER INTO A DEFINITIVE AGREEMENT TO ACQUIRE TWO VERMONT STATIONS FOR  $17.1 MILLION IN ACCRETIVE TRANSACTIONS

Irving, Texas, Fresno and Bakersfield, California and Burlington, Vermont (November 5, 2012) - Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that it has entered into a definitive agreement to acquire the assets of KGPE-TV, the CBS affiliate serving the Fresno, California market and KGET and KKEY-LP, the NBC/CW affiliate and low powered Telemundo affiliated stations serving the Bakersfield, California market from entities controlled by privately-held Newport Television, LLC (“Newport”) for $35.4 million in a transaction that is expected to be immediately accretive to Nexstar.

Separately, Nexstar announced that it and Mission Broadcasting entered into a definitive agreement with Smith Media, LLC and affiliates (“Smith”) to acquire the assets of WFFF-TV, the FOX affiliate and WVNY the ABC affiliate serving the Burlington, Vermont market from for a total of $17.1 million plus any working capital adjustments applicable at the time of closing in a transaction that is also expected to be immediately accretive to the Company.  Nexstar and Mission will enter into a local services agreement to provide sales and other services to WVNY upon consummation of the transaction.

The proposed transactions are expected to be accretive to Nexstar’s operating results immediately upon closing and will result in Nexstar operating one station and providing sales and other services to another in 25 of the 41 markets where it operates (which assumes the completion of the acquisition of twelve Newport stations, announced in July 2012).  In addition, it will expand to 71 the number of stations and related digital signals that Nexstar either owns or provides sales and other services to.

Nexstar and Mission intend to finance the station acquisitions, through borrowings under their senior credit facilities.  The transactions are subject to FCC approval and other customary approvals, and the Newport and Smith station acquisitions are expected to close in the first quarter of 2013.

Commenting on the agreements, Nexstar Broadcasting Group President and Chief Executive Officer, Perry A. Sook said, “These transactions are consistent with our criteria for acquisitions that further strategically diversify our operations, create or present opportunities for virtual duopoly markets and which are financially accretive.

“In aggregate, the purchase price for the five new stations is less than 5.0 times the average 2011/2012 pro-forma cash flow and we expect the combined acquisitions to increase our free cash flow by approximately 8% to 10% annually in each of the next two years.  Under Nexstar and Mission’s ownership the stations will realize additional retransmission revenues as well as synergistic operating improvements, and on a pro-forma basis the acquisitions are both immediately accretive to results and leverage neutral on a debt-to-cash-flow basis.”

According to Nielsen Media’s 2012-2013 Local Market Estimates, the Fresno, California, Bakersfield, California and Burlington, Vermont DMAs are ranked as the 55th, 126th and 97th  largest television markets in the country, respectively.

Waller Capital Partners served as the exclusive financial advisor to Smith Media, LLC.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 55 television stations and 11 related digital multicast signals reaching 32 markets or approximately 9.3% of all U.S. television households.  Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three independent stations. Nexstar’s 31 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of the proposed acquisition of twelve stations from Newport Television, LLC, Nexstar will own, operate, program or provide sales and other services to 67 television stations and related digital multicast signals reaching 39 markets or approximately 11.4% of all U.S. television households.  Assuming completion of the proposed acquisition of three additional stations from Newport Television, LLC and two stations from Smith Media, LLC, Nexstar will own, operate, program or provide sales and other services to 71 television stations and related digital multicast signals reaching 41 markets or approximately 12.3% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter                                                                                     Joseph Jaffoni
Chief Financial Officer                                                                            JCIR
Nexstar Broadcasting Group, Inc.                                                        212/835-8500 or nxst@jcir.com
972/373-8800

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